Exhibit 5.1

September 11, 2024

Relay Therapeutics, Inc.

399 Binney Street, 2nd Floor

Cambridge, MA 02142

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-281308) (as amended or supplemented, the “Registration Statement”) filed on August 6, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Relay Therapeutics, Inc., a Delaware corporation (the “Company”), of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement was declared automatically effective by the Commission on August 6, 2024. Reference is made to our opinion letter dated August 6, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 11, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 32,857,143 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 4,285,714 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to this Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Relay Therapeutics, Inc.

September 11, 2024

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP